SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                                               [X]

Filed by a Party other than the Registrant              [   ]

Check the appropriate box:

 [   ] Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

Wild Oats Markets, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2002

TO OUR STOCKHOLDERS:

Notice Is Hereby Given that the Annual Meeting of Stockholders of Wild Oats Markets, Inc. (the "Company"), will be held on Tuesday, May 7, 2002 at 2:00 p.m. local time at the Boulder Public Library Auditorium, 1000 Canyon Boulevard, Boulder, Colorado. At the meeting, the Company's stockholders will act on the following items:

  Election of two directors to hold office until the Annual Meeting of Stockholders in the year 2005.

  Ratification of the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for its fiscal year ending December 28, 2002.

  Transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

All holders of record of shares of Wild Oats Markets, Inc. common stock at the close of business on March 8, 2002, are entitled to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/

Freya R. Brier

Boulder, Colorado Vice President and Secretary

March 26, 2002

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. YOU MAY ALSO VOTE BY TELEPHONE, FOLLOWING THE INSTRUCTIONS ON YOUR BALLOT. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.

INVESTORS MAY REQUEST ADDITIONAL INFORMATION REGARDING WILD OATS MARKETS, INC., INCLUDING A COPY OF THE FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, FREE OF CHARGE. PLEASE ADDRESS YOUR REQUEST TO: INVESTOR RELATIONS, WILD OATS MARKETS, INC., 3375 MITCHELL LANE, BOULDER, COLORADO 80301.

WILD OATS MARKETS, INC.

3375 MITCHELL LANE

BOULDER, CO 80301

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement contains information about the Annual Meeting of Wild Oats Markets, Inc. to be held on May 7, 2002 at 2:00 p.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Boulder Public Library Auditorium, 1000 Canyon Boulevard, Boulder, Colorado. The Company intends to mail this proxy statement and accompanying proxy card on or about April 7, 2002 to all stockholders entitled to vote at the Annual Meeting.

WHO CAN VOTE AT THE MEETING?

Only holders of record of Common Stock at the close of business on March 8, 2002 will be entitled to notice of, and to vote at the Annual Meeting. At the close of business on March 8, 2002 the Company had outstanding and entitled to vote 24,820,733 shares of Common Stock. Each holder of record of Common Stock on such date has one vote for each share held on all matters to be voted upon at the Annual Meeting.

To hold the meeting, we must have a "quorum", or majority of the aggregate voting power of the common stock on March 8, 2002 present in person or by proxy. As of March 8, 2002, 24,820,733 shares of common stock were outstanding. A quorum will be established if 12,410,367 shares are represented by person or proxy at the meeting.

All votes are counted by the inspector of election appointed for the meeting, who will separately count affirmative and negative votes, abstentions and broker non-votes. Abstentions are counted as negative votes for purposes of the vote count. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

HOW DO I VOTE?

Stockholders on March 8, 2002 may vote by a mail-in proxy or by telephonic vote. Telephonic votes may be cast through 12:00 noon Eastern Time on May 6, 2002. You can revoke a previously given proxy at any time before it is voted. Your proxy may be revoked by filing with the Secretary of the Company at the Company's executive offices at 3375 Mitchell Lane, Boulder, Colorado 80301, a written notice of revocation or a duly executed proxy bearing a later date. You can also revoke by casting a telephonic vote received at a later date than the original proxy. The proxy may also be revoked by attending the Annual Meeting and voting in person, but attendance at the meeting will not, by itself, revoke a proxy.

Please note, however, that if your shares are held of record by a broker, bank or other nominee (i.e. they are held in "street name") and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

SOLICITATION OF PROXIES

The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Wild Oats Markets, Inc. common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

STOCKHOLDER PROPOSALS

The Company intends to hold its 2002 Annual Meeting on or around May 1, 2003. The Company must receive proposals of stockholders that are intended to be presented at the Company's 2002 Annual Meeting of Stockholders not later than November 13, 2002 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company's Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled by persons elected by a majority of the remaining directors. A director appointed by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified. In December 2001, Michael C. Gilliland and Elizabeth C. Cook resigned from the Board, reducing the number of current directors from nine to seven. In February 2002, the Board acted to reduce the number of seats on the Board from nine to seven seats.

The Board of Directors is presently composed of seven members, one of whom (Perry D. Odak) was appointed in 2001 to fill an open position on the Board. There are two directors whose terms of office expire in 2002. Each of the nominees for election is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the 2005 Annual Meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

Directors are elected by a plurality of the votes in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Company may propose. Each person nominated for election has agreed to serve if elected, and the Company has no reason to believe that any nominee will be unable to serve. Set forth below is biographical information for each person nominated, and for each person whose term of office as a director will continue after the Annual Meeting.

The current directors of the Company, including the nominees for election, and certain information about them are set forth below:

Name	Age	Principal Occupation / Position Held with the Company	Term Expiration
John A. Shields	58	Chairman of the Board; Chairman of Homeland Stores, Inc.	2004
David M. Chamberlain	58	Vice Chairman of the Board; CEO and Chairman of The Stride Rite Corporation	2003
Brian K. Devine	60	Chairman of the Board of, President and CEO of Petco Animal Supplies, Inc.	2004
David L. Ferguson	46	General Partner of JP Morgan Partners	2002
James B. McElwee	49	General Partner of Weston Presidio Capital	2002
Perry D. Odak.	56	CEO and President of the Company	2003
Mo Siegel	52	Vice Chairman of the Board of The Hain Celestial Group, Inc., CEO of Celestial Seasonings	2004

NOMINEES FOR ELECTION FOR A THREE YEAR TERM

EXPIRING AT THE 2005 ANNUAL MEETING

David L. Ferguson has been a Director of the Company since November 1994. He has been a general partner of JP Morgan Partners (formerly known as Chase Capital Partners) since 1989. Prior to joining Chase Capital Partners, he was a member of the mergers and acquisitions groups of Prudential Securities, Inc. from 1987 to 1989 and Bankers Trust New York Corporation from 1985 to 1987. Mr. Ferguson currently serves as a director of Guitar Center, Inc.

James B. McElwee has been a Director of the Company since July 1993. Since November 1992, Mr. McElwee has been a general partner of Weston Presidio Capital. From July 1979 until November 1992, he was Senior Vice President and a Managing Director of the Security Pacific Venture Capital Group.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2003 ANNUAL MEETING

David M. Chamberlain has been the Vice-Chairman of the Board of the Company since July 1996 and a Director of the Company since July 1994. Mr. Chamberlain has held the positions of Chairman and Chief Executive Officer of The Stride Rite Corporation since November 4, 1999. Mr. Chamberlain held the positions of President, Chairman and Chief Executive Officer of Genesco, Inc., a shoe wholesaler/retailer company, from October 1994 through January 1997, and was the Chairman of its board of directors until November 1999.

Perry D. Odak has been the Chief Executive Officer and President and a Director of the Company since March 2001. Mr. Odak was with Ben & Jerry's Homemade, Inc. from January 1997 through January 2001, as Chief Executive Officer and President and a Director. From 1990 though 1996, Mr. Odak was a principal in Odak, Pezzani & Company, a private management consulting firm. Mr. Odak is a member of Cornell University's College of Agriculture and Life Sciences Advisory Council, Cornell University's Council and the Honorary Chairman of the fundraising campaign "Cultivating Excellence" for the State University of New York College of Agriculture and Technology at Cobleskill. Mr. Odak was given an Honorary Doctor of Science degree from the State University of New York in May 2001.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2004 ANNUAL MEETING

John A. Shields has been Chairman of the Board of the Company since July 1996. Mr. Shields was a member of the board of directors of Alfalfa's, Inc., which merged with the Company in 1996, from June 1995 to July 1996. He has been Chairman of the Board of Homeland Stores, Inc. since October 1997. From January 1994 through December 1997, he was Chairman of the Board of Delray Farms Markets, a chain of produce, meat and deli markets. From 1983 until 1993, Mr. Shields was President and Chief Executive Officer of First National Supermarkets. He is currently a director of Homeland Stores, Inc. and Shore Bank and Trust Company.

Brian K. Devine has been a Director of the Company since October 1997. Mr. Devine is Chairman, President and Chief Executive Officer of Petco Animal Supplies, Inc., and has been with Petco since August 1990. Prior to joining Petco, Mr. Devine was President of Krause's Sofa Factory, a furniture retailer and manufacturer, from 1988 to 1989. From 1970 to 1988, Mr. Devine held several positions with Toys "R" Us, including Senior Vice President, Director of Stores. Currently, Mr. Devine serves as Director of the National Retail Federation, Students for Free Enterprise, International Mass Retail Association and serves on Georgetown University's College Board of Advisors.

Mo Siegel has been a Director of the Company since October 1998. Mr. Siegel founded Celestial Seasonings, Inc. in 1970 and was President and Chairman of the Board until 1986. He served as director of Celestial Seasonings, Inc. since 1988 and as Chairman of the Board of Celestial Seasonings, Inc. since 1991. He also served as Chief Executive Officer of Celestial Seasonings, Inc. from 1991 to 1997. Since the Celestial Seasonings, Inc. merger with The Hain Food Group in 2000, Mr. Siegel has served as a director and Vice Chairman of the Board of Directors of The Hain Celestial Group and as CEO of Celestial Seasonings. Mr. Siegel has served and is currently serving as a director for various non-public and not-for profit corporations and organizations.

BOARD COMMITTEES AND MEETINGS

During the fiscal year ended December 29, 2001 the Board of Directors held eight meetings (including four telephonic meetings). The Board has an Audit Committee, a Compensation Committee and a Real Estate Committee.

The Audit Committee consists of David L. Ferguson, John A. Shields and Mo Siegel. The Audit Committee reviews accounting policies and reports, appoints the Company's independent public accountants and meets with such accountants to discuss audit results and issues related to audit services. See "Report of the Audit Committee". The Board of Directors has adopted a written charter for the Audit Committee and the same was included as an Appendix to the Company's proxy statement for 2000. While Mr. Siegel sits on the board of directors of The Hain Celestial Group, Inc., from which the Company purchases products for retail sales, the Company has determined, based on the amount of its purchases from The Hain Celestial Group, Inc., that Mr. Siegel is independent, as defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. All other members of the Audit committee are independent. In fiscal 2001, the Audit Committee held four meetings.

The Compensation Committee consists of David M. Chamberlain, Mo Siegel and James B. McElwee. The Compensation Committee reviews the Company's compensation programs, approves grants of options and execution of employment agreements, and makes recommendations to the Board concerning salaries and incentive compensation for staff members and consultants of the Company. See "Executive Compensation - Report of The Compensation Committee". In fiscal 2001, the Compensation Committee held six meetings.

The Real Estate Committee consists of John Shields and Brian K. Devine. The Real Estate Committee reviews proposed locations for the Company's operations, discusses site criteria and approves the execution of leases for new and relocation sites. In fiscal 2001, the Real Estate Committee held four meetings.

During fiscal 2001, all directors attended at least 75% of the meetings of the Board and each committee of the Board on which the directors served.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is currently comprised of three non-employee directors: Messrs. Ferguson, Shields and Siegel. The Company has determined that the members of the Audit Committee are "independent" as defined in the applicable rules of the National Association of Securities Dealers. The Audit Committee has a Charter, a copy of which was filed as an appendix to the 2000 Proxy Statement. During 2001, the Audit Committee met with the Company's independent accountants, PricewaterhouseCoopers LLP, on many occasions outside the presence of the Company's management and staff to discuss the Company's accounting procedures and policies.

The Audit Committee has discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards, No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants. This statement requires that the Audit Committee and the independent accountants discuss issues including the auditors' responsibility, the Company's significant accounting policies, the estimates made by the Company and the bases therefor, significant audit adjustments, disagreements with management over accounting principles, and any significant difficulties encountered in performing the audit. The Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with representatives of PricewaterhouseCoopers their independence. Based on the Audit Committee's review of the audited financial statements and the Audit Committee's discussions with management about the audited financial statements, the Audit Committee recommends to the Board of Directors that the audited financial statements for the fiscal year ended December 29, 2001 be included in the Company's Annual Report filed on Form 10-K.

2001 AUDIT COMMITTEE

David L. Ferguson

John A. Shields

Mo Siegel

AUDIT FEES

The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ending December 29, 2001 and the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for the fiscal year ending December 29, 2001 were $260,400.

FINANCIAL INFORMATION SYSTEM DESIGN AND IMPLEMENTATION FEES

Paragraph (c) (4) of Rule 2-01 of Regulation S-X describes certain services that include designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the audit client's financial statements taken as a whole. There were no fees billed for these or the other types of professional services described in Paragraph (c) (4) of Rule 2-01 of Regulation S-X rendered by the principal accountant, PricewaterhouseCoopers LLP, for the fiscal year ending December 29, 2001.

ALL OTHER FEES

The aggregate fees billed for services rendered by PricewaterhouseCooopers, other than the audit services covered above, for the fiscal year ending December 29, 2001, were $215,091. These services included tax research related to the Company's Canadian subsidiaries, audit of the Company's 401(k) plan, assistance in preparing a 10-K/A filed by the Company and work on other filings made by the Company. The Audit Committee has considered whether the provision of these services is compatible with the maintenance of the independence of PricewaterhouseCoopers, LLP and has determined that their independence has not been undermined by providing these services.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 28, 2002 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since 1991. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants is not required by the Company's bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

INFORMATION ON MANAGEMENT AND CERTAIN SECURITY HOLDERS

EXECUTIVE OFFICERS

The following table sets forth certain information concerning the Executive Officers of the Company as of March 1, 2002:

Name	Age	Position
Perry D. Odak (1)	56	Chief Executive Officer, President and Director
Bruce M. Bowman	49	Senior Vice President of Operations
Stephen P. Kaczynski	48	Senior Vice President of Merchandising
Edward F. Dunlap	46	Chief Financial Officer
Freya R. Brier	44	Vice President of Legal, General Counsel and Secretary
Terry E. Maloy	50	Chief Marketing Officer
Peter F. Williams	44	Vice President of Human Resources

(1) See Proposal 1 - Directors Continuing in Office Until the 2003 Annual Meeting for a biography of Mr. Odak.

Bruce M. Bowman joined the Company as Senior Vice President of Technology and Logistics in May 2001 and was named Senior Vice President of Operations in September 2001. Prior to joining the Company, Mr. Bowman was Senior Director of Operations (August 1995 to January 2001) and COO (June 1996 to January 2001) at Ben & Jerry's Homemade, Inc., a multi-national frozen dessert marketer and manufacturer. Prior to Ben & Jerry's, Mr. Bowman was Senior Vice President of Operations (April 1991 to August 1995) at Tom's Foods, Inc., a food manufacturing company, and held numerous other senior positions at Tom's Foods, Inc. from 1985 to 1991.

Stephen P. Kaczynski joined the Company as Senior Vice President of Merchandising in April 2001. Prior to joining the Company, Mr. Kaczynski was most recently Executive Vice President of Sales and Marketing for Giant Food Stores, Inc., a division of Ahold U.S.A. In such capacity, Mr. Kaczynski was responsible for promotions, merchandising, pricing, procurement and media, both print and electronic. Prior to that, Mr. Kaczynski held Vice President positions in Perishables and in Meat/Seafood for Edwards, a division of Giant Foods.

Edward F. Dunlap joined the Company as Chief Financial Officer in January 2002. Mr. Dunlap was with GAP, Incorporated from May 1996 through November 2001, most recently as Vice President and Finance Director-Europe, and prior to that as Vice President -Finance and International Business Development. From 1994 to 1996, Mr. Dunlap was Vice President, Planning and Business Development for R.J. Reynolds Tobacco Worldwide and from 1985 to 1994 was with PepsiCo Inc., most recently as Vice President Finance and Chief Financial Officer of the European Division.

Freya R. Brier joined the Company as General Counsel in December 1996 and has been Vice President of Legal since July 1997. Ms. Brier was Assistant Secretary of the Company from 1997 through 2001, and Secretary since August 2001. Ms. Brier was Corporate Counsel for Synergen, Inc. from January 1993 through January 1995, and a legal consultant to Amgen, Inc. from February 1995 to November 1996. Prior to joining Synergen, Ms. Brier was a partner with the Denver law firm of Holme Roberts & Owen LLP.

Terry E. Maloy joined the Company as its Chief Marketing Officer in July 2001. Prior to joining the Company, Mr. Maloy was Senior Vice President of Marketing at Dick's Sporting Goods from February 2000 to March 2001. From 1998 to 2000 Mr. Maloy was Vice President of Sales and Marketing for Sam's Club, a division of Wal-mart. From 1974 to 1998 Mr. Maloy was with American Stores Inc., serving in a variety of key senior positions in Operations, Merchandising and Marketing.

Peter F. Williams joined the Company as Vice President of Human Resources in December 1997. Prior to joining the Company, Mr. Williams was with Boston Chicken, Inc., serving most recently as Senior Director of Human Resources from 1993 to April 1997.

MANAGEMENT INDEBTEDNESS

In March 2001, Perry D. Odak, the Company's Chief Executive Officer and President, and a director of the Board, purchased 1,332,649 shares of Common Stock for $6.969 per share for an aggregate purchase price of $9.28 million. Mr. Odak paid $13,326 in cash and executed a full recourse, five-year promissory note for the balance of $9,273,905 to the Company, with interest accruing at 5.5% percent per annum, compounding semiannually.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of the Company's Common Stock as of March 1, 2002 by: (i)  the executive officers named in the Summary Compensation Table; (ii) each director; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock. All share amounts have been adjusted for 3-for-2 splits of the Common Stock in January 1998 and December 1999.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent Beneficially Owned (%) (2)
Wellington Management Company, LLP (3) 75 State Street Boston, MA 02109	3,418,000	13.77%
Michael C. Gilliland (4) 6150 Monarch Road Longmont, CO 80503	2,277,819	9.18%
Elizabeth C. Cook (4) 6150 Monarch Road Longmont, CO 80503	2,277,819	9.18%
J.P. Morgan Partners (SBIC), LLC (6) 1221 Avenue of the Americas, 39th Floor New York, NY 10020-1080	2,351,828	9.47%
David L. Ferguson (6) 380 Madison Avenue, 12th Floor New York, NY 10017	2,429,068	9.79%
Credit Suisse Asset Management LLC (7) 466 Lexington Avenue New York, New York 10017	1,819,500	7.33%
T. Rowe Price Associates, Inc (8). 100 E. Pratt Street Baltimore, MD 21202	1,348,994	5.43%
Perry D. Odak 3375 Mitchell Lane Boulder, CO 80301	1,332,649	5.37%
Vanguard Explorer Fund (9) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,286,900	5.18%
John A. Shields (10)	204,309	*
David M. Chamberlain (11)	111,268	*
James B. McElwee (12)	59,209	*
Brian K. Devine (13)	59,093	*
Mo J. Siegel (14)	49,463	*
Bruce Bowman (15)	41,249	*
Freya R. Brier (16)	40,965	*
Peter Williams (17)	23,825	*
Stephen Kaczynski	2,000	*
James Lee	4,569	*
Mary Beth Lewis	7,671	*
All executive officers and directors as a group (12 persons) (18)	4,355,098	17.60%

* Less than one percent.

  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Based on most recent Form 3, 4 and 5 and 13D and 13G filings and reports made directly to the Company. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of March 1, 2002, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

  Percentage of ownership is based on 24,809,433 shares of Common Stock outstanding as of March 1, 2002.
  Consists of 3,418,000 shares, of which the holder has shared voting power over 1,760,810 shares and shared dispositive power over the full number of shares.
  Consists of 914,968 shares held by Mr. Gilliland, 4,185 shares subject to exercisable stock options by Mr. Gilliland, 318,543 shares held by Elizabeth C. Cook, Mr. Gilliland's spouse, 11,406 shares subject to exercisable stock options held by Ms. Cook, 14,625 shares held by the Michael C. Gilliland 1997 Charitable Remainder Trust, 14,625 shares held by the Elizabeth C. Cook 1997 Charitable Remainder Trust, 30,381 shares held by the Wild Oats Community Foundation, 15,970 shares held by the Ian Patrick Gilliland 1993 Trust, 15,969 shares held by the Stella Elizabeth Gilliland 1993 Trust and 937,147 shares held by the Gilliland/Cook Family Limited Liability Partnership. Mr. Gilliland disclaims beneficial ownership of the shares held by the trusts (other than the Michael C. Gilliland 1997 Charitable Remainder Trust), Ms. Cook, the Gilliland/Cook Family Limited Liability Partnership and the Wild Oats Community Foundation.
  Consists of 914,968 shares held by Mr. Gilliland, Ms. Cook's spouse, 4,185 shares subject to exercisable stock options held by Mr. Gilliland, 318,543 shares held by Elizabeth C. Cook, 11,406 shares subject to exercisable stock options held by Ms. Cook, 14,625 shares held by the Michael C. Gilliland 1997 Charitable Remainder Trust, 14,625 shares held by the Elizabeth C. Cook 1997 Charitable Remainder Trust, 30,381 shares held by the Wild Oats Community Foundation, 15,970 shares held by the Ian Patrick Gilliland 1993 Trust, 15,969 shares held by the Stella Elizabeth Gilliland 1993 Trust and 937,147 shares held by the Gilliland/Cook Family Limited Liability Partnership. Ms. Cook disclaims beneficial ownership of the shares held by the trusts (other than the Elizabeth C. Cook 1997 Charitable Remainder Trust), Mr. Gilliland, the Gilliland/Cook Family Limited Liability Partnership and the Wild Oats Community Foundation.

  J.P. Morgan Partners (SBIC), LLC ("JPM SBIC"), formerly known as Chase Venture Capital Associates, LLC, is a subsidiary of a limited partnership managed by JPMP Master Fund Manager, L.P., formerly known as Chase Capital Partners. The general partner of JPMP Master Fund Manager, L.P. is JPMP Capital Corp., a New York corporation. Mr. Ferguson is a limited partner of JPMP Master Fund Manager, L.P. As a Managing Director of JPM SBIC and JPMP Capital Corp., Mr. Ferguson has shared investment discretion with respect to 2,351,828 shares owned by JPM SBIC. Mr. Ferguson is the owner of record of 18,000 shares ("Ferguson Shares") and 59,240 shares subject to stock options exercisable within 60 days of March 1, 2002 ("Option Securities"). JPM SBIC disclaims beneficial ownership of the Ferguson Shares. Mr. Ferguson is obligated to transfer the Option Securities to JPM SBIC upon the request of JPM SBIC. Mr. Ferguson disclaims beneficial ownership of the Option Securities and of the shares owned by JPM-SBIC, except to the extent of the pecuniary interest therein arising from his limited partnership interest in JPMP Master Fund Manager, L.P.

  Consists of 1,819,500, over which the holder has sole voting and dispositive power.
  Consists of 1,348,994 shares of which the holder has sole voting power over 462,294 shares and sole dispositive power over 1,348,994 shares.
  Consists of 1,286,900 shares of which holder has sole voting power and shared dispositive power.

   Consists of 83,193 shares and 121,116 shares subject to stock options that are exercisable within 60 days of March 1, 2002 held by Mr. Shields.

  Consists of 30,642 shares held by Mr. Chamberlain and 80,626 shares subject to stock options that are exercisable within 60 days of March 1, 2002.

  Consists of 1,515 shares and 57,694 shares subject to stock options that are exercisable within 60 days of March 1, 2002, held by Mr. McElwee.

  Consists of 46,523 shares subject to stock options that are exercisable within 60 days of March 1, 2002 held by Mr. Devine.

  Consists of 49,463 shares subject to stock options that are exercisable within 60 days of March 1, 2002 held by Mr. Siegel.

  Consists of 41,249 shares subject to stock options that are exercisable within 60 days of March 1, 2002 held by Mr. Bowman.

  Consists of 2,349 shares and 38,616 shares subject to stock options exercisable within 60 days of March 1, 2002 held by Ms. Brier.

  Consists of 23,825 shares subject to stock options exercisable within 60 days of March 1, 2002 held by Mr. Williams.

  Includes shares directly and indirectly owned and options exercisable within 60 days of March 1, 2002 for officers and directors identified in the above table, together with 2,000 shares held directly by Terry Maloy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company filed one late Form 5 report for each of Messrs. Chamberlain, Ferguson, McElwee, Shields, Devine and Siegel, each relating to the grant of director options during fiscal 2001, one late Form 5 relating to the acquisition of 2,000 shares by Mary Beth Lewis, the former Chief Financial Officer, and one late Form 5 relating to the acquisition of 8,215 shares by Scott Wing, a former Vice President.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

In 2001, each director received $3,000 per meeting attended by such director, and $750 for participation in telephonic meetings and committee meetings, which fees may be paid, at the election of the director, in nonqualified stock options. John A. Shields, Chairman of the Board, receives $1,000 per month as additional compensation for his participation as Chairman of the Board. All directors have elected to accept options to purchase the Company's Common Stock in lieu of the cash payment. Options in lieu of cash payments are granted at 85% of the current market value on the day of the grant, and the shares are fully vested on the grant date. Reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at each regular or special meeting of the Board of Directors is available to each non-employee director.

New non-employee members to the Board receive an option grant for 20,000 shares at an exercise price equal to the closing price of the Company's Common Stock on NASDAQ on the date of joining the Board as compensation for acting on the Board, and current non-employee directors receive an annual option grant of 10,000 shares for their participation on the Board. Options granted for acting on the Board vested over a three-year period prior to 2002 and have an exercise price equal to the closing price of the Company's stock on the NASDAQ Market on the date of grant. Options granted after 2001 vest over one year and have an exercise price equal to the closing price of the Company's stock on the NASDAQ Market on the date of grant.

DIRECTOR OPTION GRANTS FOR 2001

In 2001 the following directors received the following grants of nonqualified options exercisable for shares of Common Stock in lieu of cash payments for participation in board and/or committee meetings: Mr. Shields - 13,674 shares, Mr. Chamberlain - 12,986 shares, Mr. Devine - 13,600 shares, Mr. Ferguson - 12,551 shares, Mr. McElwee - 11,786 shares; Mr. Siegel - 13,169 shares; Elizabeth Cook - 9,740 shares. For director participation on the Board in fiscal 2001, the Compensation Committee approved grants of nonqualified options exercisable for 10,000 shares each of Common Stock to Messrs. Shields, Chamberlain, Devine, Ferguson, McElwee and Siegel. Options exercisable for 10,000 shares each were also granted for director participation to Michael C. Gilliland and Elizabeth C. Cook, former directors of the Company. Their options ceased vesting on December 6, 2001, the date upon which they resigned from the Board, and are exercisable through a period ending no later than March 2, 2003. For participation as Chairman in fiscal 2001, the Compensation Committee approved grants of nonqualified options exercisable for 9,625 shares to Mr. Shields. In February 2001 Mr. Shields received an additional grant of 50,000 options, vesting over three years, in recognition for his extraordinary assistance to the Company in recruiting Mr. Odak as CEO and assisting in the transition of executive officers.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth, for the fiscal year ended December 29, 2001, and the two preceding fiscal years, compensation, including salary, bonuses, stock options and certain other compensation, awarded or paid to, or earned by, (i) the Company's former Chief Executive Officer, (ii) the current Chief Executive Officer and (iii) the Company's four other most highly compensated executive officers whose annual salary and bonus exceeded $100,000 (the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE
		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)	All Other Compensation ($)
Michael C. Gilliland (1) Chief Executive Officer
	2001 2000 1999	250,000 (2) 250,070 256,900	0 0 125,000	50,000 0	259,881 (3)(4)(6)(7) 17,815 (4)(5)(6)(7) 11,160 (4)(5)(6)(7)

Perry D. Odak (8) CEO and President
	2001	394,231	20,000 (9)		866 (7)

Stephen P. Kaczynski (10) Sr. V P of Merchandising
	2001	149,500	50,000 (11)	150,000

Peter Williams Vice President of Human Resources
	2001 2000 1999	164,069 138,847 110,000	5,300 0 60,000	74,627 7,500 7,800	2,865 (12) 3,681 (12)

Freya R. Brier Vice President of Legal, General Counsel
	2001 2000 1999	161,153 139,231 120,000	6,000 0 50,000	96,143 10,000 7,500	9,036 (4)(6) 5,103 (4)(12) 2,769 (4)

Bruce Bowman (13) Sr. V P of Operations
	2001	161,538		180,000

James W. Lee
	2001 2000 1999	300,000 (14) 273,895 263,700	11,300 0 125,000	50,000 90,000	66,096 (4)(5)(15) 19,560 (4)(5)(6) 6,889 (4)(5)(6)

Mary Beth Lewis
	2001 2000 1999	200,000 (16) 200,000 150,000	7,500 0 75,000	100,000 50,000 75,000	124,795 (17) 7,000 (4)(6) 6,423 (4)(6)

(1)  Mr. Gilliland resigned as Chief Executive Officer of the Company in March 2001, and Perry D. Odak was appointed as Chief Executive Officer and President. Mr. Gilliland resigned as a director of the Company in December 2001.

(2)   Includes $181,731 in severance compensation paid to Mr. Gilliland in 2001 pursuant to the terms of his employment agreement. See Employment Agreements below.

(3) Includes $214,025, paid to Mr. Gilliland upon his resignation as the difference between the exercise price of his vested options and the market price of the Company's stock on a specific date. Also includes $40,606 payout to Mr. Gilliland of accrued benefit hours.

(4)  Includes the matching contribution made by the Company to the Named Executive's 401(k) account.

(5) Includes the payment by Company of the Named Executive's share of the cost of health insurance coverage.

(6) Includes the matching contribution made by the Company to the Named Executive's Deferred Compensation Plan account.

(7)  Includes the value of the use of a personal vehicle paid for by the Company.

(8)  Mr. Odak was hired in March 2001 and only has a partial year of reported compensation.

(9)  Signing bonus.

(10)  Mr. Kaczynski was hired in May 2001 and only has a partial year of reported compensation.

(11)   Signing bonus paid in lieu of moving expense reimbursement

(12)   Includes payout of benefit hours

(13) Mr. Bowman was hired in May 2001 and only has a partial year of reported compensation.

(14) Mr. Lee retired as the Company's Chief Operating Officer in August 2001. Includes $91,154 in severance compensation paid to Mr. Lee pursuant to the terms of Mr. Lee's severance agreement. See Employment Agreements below for a discussion of Mr. Lee's severance agreement.

(15) Includes $56,494 payout to Mr. Lee of accrued benefit hours.

(16) Ms. Lewis left the Company in July 2001. Includes $61,538 in severance compensation paid to Ms. Lewis in 2001 pursuant to the terms of her severance agreement. See Employment Agreements below for a discussion of Ms. Lewis' severance agreement.

(17) Includes $111,446, paid to Ms. Lewis upon her resignation as the difference between the exercise price of her vested options and the market price of the Company's stock as of a specified date. Also includes $13,349 payout to Ms. Lewis of accrued benefit hours.

EXECUTIVE OFFICER OPTION GRANTS FOR 2001

In August 1996 the Company adopted the Wild Oats Markets, Inc. 1996 Equity Incentive Plan (the "Plan"), under which the Company may, from time to time, issue options exercisable for shares of the Common Stock, stock bonuses and rights to purchase restricted Common Stock. The Plan provides for the grant of nonqualified stock options, incentive stock options, restricted stock and stock bonuses to employees and members of the Board of Directors. Awards under the Plan are granted at the discretion of the Board to reward past performance by employees and members of the Board, as an incentive for future performance, and to recruit and retain qualified personnel. Options granted to employees under the Plan are treated for tax purposes as incentive stock options, and options granted to non-employee directors are treated for tax purposes as nonqualified stock options. In October 2001 the Company created the 2001 Non-Officer/Non-Director Stock Option Plan (the "2001 Plan"), under which grants of nonqualified stock options could be made to employees of the Company who are not officers or directors. Executive officers are not eligible to receive grants of options under the terms of the 2001 Non-Officer/Non-Director Stock Option Plan.  The Board determines the exercise price of options under the Plan and the 2001 Plan. Under the Plan, the exercise price of incentive stock options cannot be less than 100% of the fair market value of the Common Stock on the grant date, and under both the Plan and the 2001 plan, the exercise price of nonqualified stock options cannot be less than 85% of fair market value of the Common Stock on the grant date. The options expire ten years after grant if not terminated earlier pursuant to the terms of the plans.

In 2001 the Company created individual stock option plans as an inducement to accept employment with the Company for four new members of the executive team: Bruce Bowman, Senior Vice President of Operations; Stephen Kaczynski, Senior Vice President of Merchandising; Terry Maloy, Chief Marketing Officer; and Edward Dunlap, Chief Financial Officer. These individual stock option plans provide for the grant of nonqualified stock options to the named individual at not less than 85% of the fair market value of the stock on the date of grant. The options expire ten years after grant if not terminated earlier pursuant to the terms of the plans. The number of shares reserved for issuance under each plan is as follows: Bruce Bowman Equity Incentive Plan, 180,000 shares; Stephen Kaczynski Equity Incentive Plan, 50,000 shares; Terry Maloy Equity Incentive Plan, 60,000 shares; and Edward Dunlap Equity Incentive Plan, 120,000 shares. All options available for grant under the plans have been granted. Until the creation of these four individual option plans, the options available for grant to executive officers came from the Plan.

The following table sets forth for the Named Executive Officers certain information regarding options granted in the fiscal year ended December 29, 2001:
Name	# of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in 2001(1)	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (2) 5% ($) 10% ($)

Michael Gilliland	10,000	*	$6.97	(3)	$43,834	$111,084
Perry D. Odak	-	-	-	-	-	-
Stephen Kaczynski	50,000 100,000	2.23 4.46	7.64 9.40	5/3/2011 8/2/2011	240,238 591,161	608,810 1,498,118
Bruce Bowman	180,000	8.03	8.20	5/18/2011	928,248	2,352,364
Peter Williams	74,627	3.33	9.40	8/2/2011	441,166	1,118,000
Freya R. Brier	20,000 76,143	* 3.39	6.88 9.40	2/9/2011 8/2/2011	86,536 450,128	219,299 1,140,712
James Lee	92,500	4.12	6.88	2/9/2011(4)	-	-
Mary Beth Lewis	100,000	4.46	6.88	2/9/2001(5)	-	-

* Less than one percent.

(1) Based on all options granted to the named individual in fiscal 2001 as a percentage of 2,241,019 shares of Common Stock under options granted to all employees during fiscal 2001.

(2) The potential realizable value is based on the term of the option at its time of grant (10 years in the case of these options). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. The percentage rates of appreciation shown are for disclosure purposes only, and may not reflect actual stock performance.

(3) Mr. Gilliland's options were granted for participation on the board of directors and are exercisable through a period ending no later than March 2, 2003.  Mr. Gilliland received compensation for vested options at the time of his resignation.  See Summary Compensation Table - Footnote 3.

(4) All unvested options at the time of Mr. Lee's resignation terminated.

(5) All unvested options at the time of Ms. Lewis's resignation terminated. Ms. Lewis received compensation for vested options at the time of her resignation. See Summary Compensation Table - Footnote 17.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

The following table sets forth for the Named Executive Officers the number and value at December 29, 2001 of unexercised options and options exercised during the fiscal year by the Named Executive Officers.

Name	Number of Shares Acquired on Exercise	Aggregated Value Realized ($)(1)	Number of Unexercised Options at December 29, 2001 Exercisable / Unexercisable	Value of Unexercised In-the-Money Options at December 29, 2001 ($) Exercisable / Unexercisable (2)
Michael C. Gilliland (3)	0	0	189,295 / 114,789	15,076 / 0
Perry D. Odak	0	0	0 / 0	0 / 0
Stephen Kaczynski	0	0	0 / 150,000	0 / 244,000
Bruce Bowman	0	0	26,249 / 153,751	58,798 / 344,402
Peter Williams	0	0	39,000 / 60,992	12,721 / 84,240
Freya R. Brier	0	0	24,698 / 100,302	42,981 / 169,181
James Lee	63,000	160,080	133,515 / 0	119,491 / 0
Mary Beth Lewis (4)	0	0	0 / 0	0 / 0

(1) Based on the difference between the option exercise price and the closing price of the Common Stock as reported on the NASDAQ Market on the date of the exercise, multiplied by the number of shares to which the exercise relates.

(2) Based on the closing market value of the Common Stock as of December 28, 2001 as reported on the NASDAQ Market, minus the exercise price, multiplied by the number of shares underlying the option.

(3) All unvested options at the time of Mr. Gilliland's resignation terminated. Mr. Gilliland received compensation for vested options at the time of his resignation. See Summary Compensation Table - Footnote 3.

(4) All unvested options at the time of Ms. Lewis's resignation terminated. Ms. Lewis received compensation for vested options at the time of her resignation. See Summary Compensation Table - Footnote 17.

EMPLOYMENT AGREEMENTS

Michael C. Gilliland. In July 1996 the Company entered into an employment agreement with Michael C. Gilliland, the Company's former Chief Executive Officer, who resigned in March 2001. The agreement was amended in August 1996. The employment agreement included a base salary of $250,000 and bonus opportunities related to the satisfaction of performance criteria determined by the Compensation Committee. Under the terms of his agreement, as a result of his resignation Mr. Gilliland shall receive his current annual base salary and health insurance benefits through March 18, 2004. As part of such agreement, Mr. Gilliland has agreed to maintain as confidential the Company's proprietary and confidential information, and for a period of two years following his termination of employment, not to have active participation, managerial responsibility or ownership (other than a less than 1% ownership position) or control of any supermarket, food store or retailer of health and beauty aids located within a ten-mile radius of the Company's stores (defined as those currently operated or for which the Company has executed leases). The agreement also contains a non-solicitation covenant under which Mr. Gilliland is prohibited from interfering with the Company's relationship with its employees, suppliers or business relationships.  Mr. Gilliland received a payment at the time of his resignation of $214,025, which was the difference between the value, based on current market price, of previously granted and fully vested stock options as of a specified date, and the strike price of such options, in exchange for cancellation of such options, together with an amount required to gross up that portion of the foregoing payment related to incentive stock options (as opposed to nonqualified stock options) to compensate Mr. Gilliland for the difference between the capital gains tax rate and his then effective tax rate.

Perry D. Odak. The Company and Perry D. Odak, the Company's current Chief Executive Officer and President, entered into an employment agreement, dated March 6, 2001 (the "Employment Agreement") for a term of five years. Pursuant to the Employment Agreement, Mr. Odak will receive a base salary of $500,000 per annum, together with a guaranteed bonus of $250,000 payable on June 20, 2002 if Mr. Odak is employed with the Company at that time. The amounts of subsequent bonus payments will be reviewed annually by the Compensation Committee. Mr. Odak will have the right to receive a supplemental bonus if the fair market value of the Company's stock, as measured by the closing price on NASDAQ for the preceding 120 consecutive trading days, shall equal at least $30 per share or a change of control occurs and the fair market value of the stock is at least $20 per share. The amount of this supplemental bonus will be $9.2 million plus any interest that would accrue thereon at a rate of 7.5% per annum. In addition, pursuant to the Employment Agreement, Mr. Odak has the right to purchase from the Company a number of shares of the Company's Common Stock equal to five percent (5%) of the number of shares of Common Stock outstanding upon the date of purchase. On March 6, 2001, Mr. Odak agreed to purchase 1,332,649 shares of Common Stock for $6.969 per share for an aggregate purchase price of $9.3 million. Payment of $0.01 per share was made on the purchase date, the balance being paid by delivery of a full recourse, five-year promissory note from Mr. Odak to the Company, which has been reflected in stockholder's equity as "note receivable, related party".

If the Company issues additional shares of Common Stock such that Mr. Odak's share of Common Stock represents less than five percent (5%) Mr. Odak has the right to purchase such additional shares of Common Stock sufficient to maintain his interest at five percent (5%) of the outstanding Common Stock, provided that Mr. Odak will not acquire more than 300,000 shares in the aggregate.

The Employment Agreement may be terminated at any time by the Company for cause, as defined. If terminated for cause, the Company shall have no further obligation or liability to Mr. Odak, other than payment of the base amount earned and unpaid at the date of termination and payments or reimbursement of business expenses accrued prior to the date of termination. The Company also may terminate the Employment Agreement other than for cause, in which event the Company has the continuing obligation to pay Mr. Odak his base salary for 36 months following termination. Additionally, the Company will continue to contribute, for the period during which the base salary is continued, the cost of Mr. Odak's participation (including his family) in the Company's group medical and hospitalization insurance plans and group life insurance plan, provided that if Mr. Odak is not entitled to such coverage, the Company will reimburse Mr. Odak for the cost of obtaining such coverage.

In event of Mr. Odak's death, the Company will pay to his designated beneficiary or, if no beneficiary has been designated by Mr. Odak, to his estate, any earned and unpaid base salary and reimbursement of business expenses accrued prior to the date of death. In the event that Mr. Odak becomes disabled to the extent that he is unable to perform substantially all of his duties and responsibilities for 90 days, the Company may terminate him upon 30 days written notice. Mr. Odak may terminate his employment with the Company for good reason, as defined. A termination by Mr. Odak for good reason and in the absence of circumstances that would entitled the Company to terminate Mr. Odak for cause will be treated as a termination by the Company other than for cause and Mr. Odak will retain the same benefits provided for thereunder.

Bruce Bowman. The Company and Bruce Bowman entered into an employment agreement dated May 21, 2001 for a term of two years. Pursuant to the Employment Agreement, Mr. Bowman will receive a base salary of $280,000 per annum, together with a bonus of $50,000, payable on before May 1, 2002, assuming Mr. Bowman meets certain performance criteria. Mr. Bowman also received a grant of 180,000 nonqualified stock options pursuant to the Bruce Bowman 2001 Equity Incentive Plan, a plan created as an inducement to Mr. Bowman to accept employment with the Company. The Company may terminate the Employment Agreement at any time for cause, as defined.  If terminated for cause, the Company shall have no further obligation or liability to Mr. Bowman, other than payment of the base amount earned and unpaid at the date of termination. The Company also may terminate Mr. Bowman's employment other than for cause, in which event the Company has the continuing obligation to pay Mr. Bowman his base salary for 12 months, if the termination is in the first year of employment, or thereafter for not less than six nor more than 12 months, determined by deducting from 12 months the number of months remaining in Mr. Bowman's term of employment at the time of termination. As part of such agreement, Mr. Bowman has agreed to maintain as confidential the Company's proprietary and confidential information, and for a period of three years following his termination of employment, not to have active participation, managerial responsibility or ownership (other than a less than 1% ownership position) or control of any supermarket, food store or retailer of health and beauty aids located within a ten-mile radius of the Company's stores (defined as those currently operated or for which the Company has executed leases). The agreement also contains a non-solicitation covenant under which Mr. Bowman is prohibited from interfering with the Company's relationship with its employees or suppliers or other business relations.

Steven Kaczynski. The Company and Mr. Kaczynski entered into an employment agreement in dated April 24, 2001 for a term of two years. Pursuant to the Employment Agreement, Mr. Kaczynski will receive a base salary of $230,000 per annum, together with signing bonus of $50,000. Mr. Kaczynski also received a grant of 50,000 nonqualified stock options pursuant to the Stephen Kaczynski 2001 Equity Incentive Plan, a plan created as an inducement to Mr. Kaczynski to accept employment with the Company. The Company for cause, as defined, may terminate the Employment Agreement at any time. If terminated for cause, the Company shall have no further obligation or liability to Mr. Kaczynski, other than payment of the base amount earned and unpaid at the date of termination. The Company also may terminate Mr. Kaczynski's employment other than for cause, in which event the Company has the continuing obligation to pay Mr. Kaczynski his base salary for 12 months, if the termination is in the first year of employment, or thereafter for not less than six nor more than 12 months, determined by deducting from 12 months the number of months remaining in Mr. Kaczynski's term of employment at the time of termination. As part of such agreement, Mr. Kaczynski has agreed to maintain as confidential the Company's proprietary and confidential information, and for a period of three years following his termination of employment, not to have active participation, managerial responsibility or ownership (other than a less than 1% ownership position) or control of any supermarket, food store or retailer of health and beauty aids located within a ten-mile radius of the Company's stores (defined as those currently operated or for which the Company has executed leases). The agreement also contains a non-solicitation covenant under which Mr. Kaczynski is prohibited from interfering with the Company's relationship with its employees or suppliers or other business relations.

Edward Dunlap. The Company and Mr. Dunlap entered into an employment agreement dated December 17, 2001 for a term of one year. Pursuant to the Employment Agreement, Mr. Dunlap receives a base salary of $260,000 per annum, together with a minimum first year bonus of $75,000. Mr. Dunlap also received a grant of 120,000 nonqualified stock options pursuant to the Edward Dunlap 2001 Equity Incentive Plan, a plan created as an inducement to Mr. Dunlap accept employment with the Company. The Company for cause, as defined, may terminate the Employment Agreement at any time. If terminated for cause, the Company shall have no further obligation or liability to Mr. Dunlap, other than payment of the base amount earned and unpaid at the date of termination. The Company also may terminate Mr. Dunlap's employment other than for cause, in which event the Company has the continuing obligation to pay Mr. Dunlap his base salary for 12 months, if the termination is in the first year of employment, or thereafter for not less than six nor more than 12 months, determined by deducting from 12 months the number of months remaining in Mr. Dunlap's term of employment at the time of termination. As part of such agreement, Mr. Dunlap has agreed to maintain as confidential the Company's proprietary and confidential information, and for a period of three years following his termination of employment, not to have active participation, managerial responsibility or ownership (other than a less than 1% ownership position) or control of any supermarket, food store or retailer of health and beauty aids located within a ten-mile radius of the Company's stores (defined as those currently operated or for which the Company has executed leases). The agreement also contains a non-solicitation covenant under which Mr. Dunlap is prohibited from interfering with the Company's relationship with its employees or suppliers or other business relations.

James Lee. Mr. Lee retired as the Company's Chief Operating Officer in August 2001. The Company and Mr. Lee entered into a severance agreement pursuant to which Mr. Lee will receive his last annual base salary of $250,000, payable over a one-year period in accordance with the Company's regular pay periods. Mr. Lee was granted an extension through March 15, 2002 to exercise his vested stock options. Mr. Lee has a nonsolicitation covenant and is bound by a continuing obligation of confidentiality as part of his severance arrangement.

Mary Beth Lewis. Ms. Lewis resigned as the Company's Chief Financial Officer in July 2001. The Company and Ms. Lewis entered into a severance agreement pursuant to which Ms. Lewis will receive her last base salary of $200,000, payable over a one-year period in accordance with the Company's regular pay periods. Ms. Lewis will also continue to receive a 20% discount on purchases from the Company's stores during the one-year period in which her severance is paid. Ms. Lewis received a payment at the time of her resignation of $111,446, which was the difference between the value, based on current market price, of previously granted and fully vested stock options as of a specified date, and the strike price of such options, in exchange for cancellation of such options, together with an amount required to gross up that portion of the foregoing payment related to incentive stock options (as opposed to nonqualified stock options) to compensate Ms. Lewis for the difference between the capital gains tax rate and her then effective tax rate. Ms. Lewis has a nonsolicitation covenant and is bound by a continuing obligation of confidentiality as part of her severance arrangement.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee (the "Committee") is currently comprised of three non-employee directors: Messrs. Chamberlain, Siegel, and McElwee. The Committee is responsible for setting and administering the policies which govern executive salaries, bonuses (if any) and stock ownership programs. The Committee annually evaluates the performance and determines compensation of the Chief Executive Officer (the "CEO") as well as the compensation of the other executive officers of the Company, based upon a mix of the achievement of corporate goals, individual performance and comparisons with other independent grocers and retail companies.

The policies of the Company with respect to compensation of executive officers, including the CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To meet these goals, in the past the Committee adopted a mix among the compensation elements of salary, bonus and stock options, with a bias toward stock options, to emphasize the link between executive incentives and the creation of stockholder value as measured by the equity markets. In 2001, the Committee shifted the weight of compensation established for newly hired and retained executives to more competitive base salaries. In general for fiscal 2001, the salaries, bonuses and stock option awards of executive officers were linked to the Company's achievement of corporate performance criteria with respect to public company matters and Company growth, as well as individual performance goals. No cash bonuses were awarded by the Board to executive officers for 2001 performance. No merit grants of stock options were made to executive officers for 2001 performance. In 2001, however, after a full review by the Compensation Committee of all options granted to senior executives and the number of options granted to comparable executive positions in similarly sized companies, the Compensation Committee made additional awards of stock options to incentivize certain Named Executive Officers and maintain parity between established and more recently retained executives.

BASE SALARY

The base salaries for all but one of the executive officers of the Company were established at or above the mid-point of the range for similarly sized companies, based on sales revenues, included in the compensation surveys considered by the Committee. The surveys used to review base salaries include industry surveys prepared by retail trade organizations in the grocery industry, regional compensation surveys for Colorado, where the Company's headquarters are located and its executives perform their duties, and surveys of compensation levels disclosed in comparable companies' proxy disclosures on management compensation. In establishing such salaries, the Committee also considers each officer's level of industry experience, individual achievement and overall contribution to the achievement of corporate objectives or, for newly hired executives, the overall importance of such executives' positions to the achievement of short- and long-term goals of the Company. In establishing the starting salaries for the executives hired in 2001, which included the CEO and President, as well as Senior Vice Presidents of Operations and of Merchandising, the Chief Marketing Officer and the Chief Financial Officer, the Committee considered the recommendations of management, comparable salaries in similarly sized companies and the requirements of the individual candidates to determine the amount of compensation necessary to induce qualified individuals with the requisite expertise to accept employment with the Company in the face of substantial challenges that included cash flow concerns, renegotiation of the Company's credit facility, a complete modification of the Company's merchandising and advertising strategies, and correction of numerous operational problems.

BONUSES

No cash bonuses were awarded to executive officers of the Company for 2001 performance; however, an aggregate of $11,300 in cash bonuses was paid to two executive officers as retention bonuses in 2001. In addition, Perry Odak, the CEO, and Stephen Kaczynski, the Company's Senior Vice President of Merchandising, received $20,000 and $50,000, respectively,  signing bonus in 2001 upon acceptance and commencement of employment with the Company. All executive performance bonuses are conditioned upon the Company achieving certain overall financial goals, which the Committee determined were not met in 2001. The Company is currently formulating a revised bonus plan for implementation in 2002, pursuant to which senior executives will be eligible for bonuses based on individual performance and the Company's achievement of financial goals. Under his employment agreement, Perry D. Odak, the Company's Chief Executive Officer and President, is entitled to a guaranteed $250,000 bonus, payable on June 20, 2002, if he is employed by the Company at that time. See "Employment Agreements - Perry D. Odak". Bruce Bowman, the Company's Senior Vice President of Operations, is entitled to a bonus of $50,000, payable on or before May 1, 2002, if he meets certain performance criteria for 2001 and 2002. See "Employment Agreements - Bruce Bowman".

STOCK OPTION GRANTS

The Wild Oats Markets, Inc. 1996 Equity Incentive Plan (the "Plan") was established to provide all employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. Periodic grants of stock options are generally made to executive, managerial-level and other eligible employees. The Compensation Committee reviews and approves management recommendations regarding stock option grants on a quarterly basis. As the base salaries for executive officers of the Company historically have been below the mid-point of the range for comparable companies, the Company has used stock options as the primary incentive to attract and retain those of its executive officers who are not significant stockholders of the Company. The Company's financial performance over the past two years has reduced the value of stock options as a primary initial incentive to attract qualified executive officers, and the Committee determined in 2001 that a more competitive base salary was required to hire the qualified executives needed by the Company. The Committee continues to view the award of stock options as a valuable tool for long-term retention of executives and alignment of executives with shareholder interests. In awarding stock options, the Board considers individual performance and overall contribution to the Company and also considers the number of unvested stock options held by the executive in comparison to other executives and the total number of stock options available to be awarded under the Plan. The Committee also considers the stock option practices of a self-selected group of other independent grocers and other retail companies. No incentive stock options were awarded to executive officers in recognition of 2001 performance, although mid-year, the Committee approved the issuance of incentive and nonqualified stock options exercisable for 250,770 shares to certain of the Company's executive officers to increase each officer's stock option grants to closer to median levels for similar officers in similarly sized companies.

In addition to the option grants mentioned above, because of the large number of challenges faced by the Company and its need for a number of qualified senior executives in 2001, the Company created four individual nonqualified stock option plans as inducement to four candidates for senior management to accept employment with the Company. Under these plans, an aggregate of 410,000 options were offered as an inducement to employment and subsequently granted to the four senior executives (the Senior Vice Presidents of Merchandising and Operations, the Chief Marketing Officer and the Chief Financial Officer) upon their acceptance of employment. The Committee believes that these options were essential to inducing these candidates to accept employment with the Company. In the future, the Committee will, in appropriate situations, recommend the use of similar nonqualified plans to induce candidates for executive positions to accept employment with the Company.

DEFERRED COMPENSATION PLAN

The Company maintains a nonqualified Deferred Compensation Plan for executive officers and senior-level employees. Eligible employees may contribute a portion of base salary or bonuses to the plan annually. The DCP provides for additional matching contributions by the Company in an amount determined by the Company prior to the end of each plan year. The plan was implemented to provide executives and senior-level employees with the opportunity to make contributions to a retirement plan where the limitations imposed by the Internal Revenue Code 401(m), governing the maximum contribution that may be made to a retirement plan such as a 401(k) plan based upon the average contribution made, would not apply. The Deferred Compensation Plan is not deemed to be a defined benefit plan, and the funds contributed by executives and senior-level employees are considered to be general funds of the Company and are not segregated.

CEO COMPENSATION

Perry Odak joined the Company as its Chief Executive Officer and President in March of 2001. Mr. Odak's compensation is set at $500,000 per year pursuant to the terms of his employment contract, as described above. Mr. Odak's annual base salary may be increased at the Committee's discretion based on an annual review. Mr. Odak also is entitled to certain additional incentive compensation for each fiscal year during the term of his employment agreement, based on his meeting performance criteria established by the Board of Directors. Under his employment agreement, as amended in December 2001, Mr. Odak will receive a guaranteed bonus of $250,000 payable on

June 20, 2002 if Mr. Odak is employed with the Company at that time. Thereafter, the amount of additional incentive compensation is to be determined by a review of Mr. Odak's achievement of certain performance goals in accordance with a bonus or short-term incentive compensation program established by the Board for Mr. Odak or all senior executives.

Mr. Odak's initial salary level set forth in the employment agreement was the result of negotiations between Mr. Odak and the Committee, taking into consideration the Company's need for an experienced and proven executive who could reverse the Company's declining results of operations, as well as Mr. Odak's experience, past salary levels and applicable expertise to the challenges being faced by the Company. The Committee also considered formal salary surveys for the chief executive officers and recommendations of executive recruiters hired by the Company to assist in identifying and placing a qualified and experienced CEO. The Committee considered the relationship of the Company's past financial and operating performance and the challenges it faced to Mr. Odak's compensation and found his compensation to be appropriate.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for Federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. Options granted pursuant to the Company's Equity Incentive Plan are intended to satisfy the requirements for the "performance-based compensation" exemption. As a result and at the present time, the Board does not believe that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. The Board has not yet established a policy for determining whether forms of incentive compensation, other than stock options, awarded to its Named Executive Officers will be designed to qualify as "performance-based compensation." The Board will continue to evaluate the effects of the statute and to comply with Code section 162(m) in the future to the extent consistent with the best interests of the Company.

2001 COMPENSATION COMMITTEE

David M. Chamberlain

James B. McElwee

Mo Siegel

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Chamberlain, Siegel and McElwee currently serve as members of the Compensation Committee. The entire Board of Directors determines the compensation of Messrs. Chamberlain, Devine and McElwee.

PERFORMANCE CHART

The following graph sets forth the stock price performance of the Company's Common Stock for the period beginning October 22, 1996, the date of the Company's initial public offering, and ending December 29, 2001, as contrasted with the NASDAQ Stock Market-US Index and two indices: The Russell 2000 Index and the S&P Retail (Food Chains) Index. The graph assumes $100 was invested at the beginning of the period and any dividends paid during the period were reinvested.

The Company has historically used the S&P Retail (Food Chains) Index as the major market index in the Company's stock price performance charts; however, the Company believes that the Russell 2000 Index, a benchmark for small cap companies, provides a more representative major market comparison than the S&P Retail (Food Chains) Index. The Company intends to uses the Russell 2000 Index as its major market index for comparative purposes in the Company's future stock price performance charts.

CERTAIN TRANSACTIONS

Elizabeth C. Cook and Michael C. Gilliland, former executive officers and directors of the Company, each own a one-third interest in Pretty Good Groceries, Inc. ("PGG"), which in the past operated two grocery stores, and currently operates one store in Boulder, Colorado. Through January 2002, PGG purchased certain items through the Company's volume purchase discount programs with its distributors, and also purchased items from the Company's commissaries and warehouses at cost. The Company had a receivable of approximately $80,000 at December 29, 2001 related to the purchases by PGG of goods from the Company or its suppliers. The receivable was paid as part of the settlement of litigation described below. At December 29, 2001, the Company also had a receivable for certain personal expenses of Mr. Gilliland and Ms. Cook, the amount of which was in dispute.

Ms. Cook and Mr. Gilliland are trustees of Wild Oats Community Foundation ("Foundation"), a non-profit organization formed by Ms. Cook and Mr. Gilliland to provide health-related services. During fiscal 1998 and fiscal 1999, the Foundation entered into sublease arrangements with the Company for space adjacent to three of the Company's stores leased by the Company. In fiscal 2001, the sublease obligations between the Foundation and the Company were terminated, and other subtenants were placed in two of the three wellness center locations. The third primary lease for space sublet by the Foundation expired by its own terms. The Company had a small receivable related to subtenant rent due from the Foundation, which was paid as part of the settlement of the litigation described below.

In May 1998, PGG II, a limited liability company two-thirds owned by Mr. Gilliland and Ms. Cook purchased a small underperforming store in Boulder, Colorado from the Company. PGG II paid the wholesale cost of the inventory in the store at time of transfer. PGG II disputed whether there was consideration due for equipment transferred to PGG II as part of the original purchase transaction, and the parties reached a settlement on the value of the equipment as part of the settlement of the litigation described below.

In January 2001, the Company borrowed $2.0 million from Ms. Cook and Mr. Gilliland. The loan was evidenced by a demand note that bears interest at 9.0% per annum and default rate interest at 15% per annum. Mr. Gilliland and Ms. Cook filed suit against the Company in January 2002 for payment of the note after demand was made but payment was not received. See "Notes to Consolidated Financial Statements - Note 10 -  Litigation." In March 2002 the parties settled the litigation through execution of a settlement agreement under which the plaintiffs agreed to a $200,000 offset against the principal balance of the loan in settlement of certain identified receivables alleged to be due to the Company, and the Company agreed to repayment of the balance of the loan, together with interest at 9% per annum, over a five-month period from cash and proceeds of equity securities.

In fiscal 2000, the Company recorded a note receivable in the amount of approximately $75,000 from Bacchus Beverage Corporation, an entity owned by Patrick Gilliland, Mr. Gilliland's brother, which was a subtenant in excess space located adjacent to one of the Company's stores. In March 2002, the Company agreed to extinguish the remaining balance on the note in exchange for a $35,000 cash payment.

In March 2001, Perry D. Odak, the Company's Chief Executive Officer and President, and a director of the Board, purchased 1,332,649 shares of Common Stock for $6.969 per share for an aggregate purchase price of $9.28 million. Mr. Odak paid $13,326 in cash and executed a full recourse, five-year promissory note for the balance of $9,273,905 to the Company, with interest accruing at 5.5% percent per annum, compounding semiannually.

If the Company issues additional shares of Common Stock such that Mr. Odak's share of Common Stock represents less than 5%, Mr. Odak has the right to purchase such additional shares of Common Stock sufficient to maintain his interest at 5% of the outstanding Common Stock, provided that Mr. Odak will not acquire more than 300,000 shares in the aggregate.

In March 2001, Perry D. Odak, the Company's Chief Executive Officer and President, and a director of the Board, purchased 1,332,649 shares of Common Stock for $6.969 per share for an aggregate purchase price of $9.28 million. Mr. Odak paid $13,326 in cash and executed a full recourse, five-year promissory note for the balance of $9,273,905 to the Company, with interest accruing at 5.5% percent per annum, compounding semiannually.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Freya R. Brier
Vice President and Secretary

March 26, 2002